Exhibit 99.1(a)

For Immediate Release                                                                                Contact: Rick DeLisi
November 15, 2005                                                                 Director, Corporate Communications
Page 1 of 1                                                                                          (703) 650-6019

FLYi, Inc. Obtains Interim Order Establishing Notification and Hearing Procedures For Trading in Stock

Dulles, VA, (November 15, 2005)— On November 7, 2005, FLYi, Inc. (“the Company”) (Nasdaq: FLYIQ) and its operating entity, Independence Air, a low-fare airline, and their respective subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). In conjunction with the filing of the petitions, the Company filed a variety of “first day motions” to help ensure a smooth transition into the Chapter 11 reorganization case. Among the first day motions was one that would require notices from and restrict the transfer of FLYi’s equity securities by or to any person or entity that beneficially owns or that would, after such transfer, beneficially own at least 2,200,000 shares of FLYi common stock. The Company sought this order in order to preserve to the fullest extent possible the flexibility to develop and implement a plan of reorganization that maximizes the use of their net operating losses for U.S. income tax purposes. On November 10, 2005, the Bankruptcy Court entered an interim order approving, among other things, the notification and hearing procedures requested by the Company that must be satisfied before certain transfers of the Company’s equity securities are deemed effective. More information on the notification and hearing procedures are provided in a notice filed by the company on a Form 8-K with the Security and Exchange Commission.

Independence Air is the low-fare airline that makes travel fast and easy for its customers with a customer first attitude, innovative thinking and a willingness to challenge the status quo.

Independence Air, FLYi, the “i” logo mark and FLYi.com are service marks of Independence Air, Inc. ©Independence Air, Inc. 2005.

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